EXHIBIT 10 (bz)


                              THIRD AMENDMENT TO
                       EXECUTIVE COMPENSATION AGREEMENT

      This Third Amendment to Executive Compensation Agreement (the "Third Amendment") is made and entered into effective as of November 15, 2000, by and between RAMON D. PHILLIPS (the "Executive") and HALLMARK FINANCIAL SERVICES, INC. (the "Company").

                                  Recitals:

      WHEREAS, the Executive has previously been employed by the Company as its President and Chief Executive Officer;

      WHEREAS, the Executive is now Chairman of the Board of Directors and has relinquished his other offices;

      WHEREAS, the Company and Executive have entered into an Executive Compensation Agreement dated August 24, 1994, which Executive Compensation Agreement has been amended by a First Executive Compensation Agreement
 Amendment dated August 24, 1995, a Second Amendment to Executive Compensation Agreement dated November 30, 1995, and letter agreements dated December 29, 1998, and December 14, 1999 (as amended, the "Agreement"); and

      WHEREAS, the Company and Executive desire to further amend the Agreement as set forth herein;

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

                                  Amendment:

      1.   Amendment of Article  I.   Article I  of the  Agreement is  hereby
 deleted in its entirety and a new Article I substituted therefor which shall read as follows:

                                  ARTICLE I

                           DUTIES AND COMPENSATION

                            Chairman of the Board
           1.01 The Executive shall serve as Chairman of the Board of Directors of the Company, and shall perform all duties and functions reasonably appurtenant to such position and as reasonably directed by the Board of Directors of the Company. The Executive will devote his full working time to the performance of his duties as Chairman of the Company, but need not maintain any specified working hours or days while performing such duties. The Company acknowledges that the Executive may perform a significant portion of his duties as Chairman from his home.
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                                 Base Salary

           1.02 During the period of employment of Executive by the Company, the Board of Directors of the Company, or the Compensation Committee thereof, shall determine the base salary of Executive. Commencing November 15, 2000, and continuing until immediately following the 2001 Annual Meeting of Shareholders of the Company, the annualized base salary of Executive shall be not less than $252,495. Commencing immediately following the 2001 Annual Meeting of Shareholders of the Company, and continuing until immediately following the 2002 Annual Meeting of
      Shareholders of the Company, the annualized base salary of Executive shall be not less than $150,000.

                                   Bonuses

           1.03 In addition to his base salary, Executive shall be entitled to such cash bonuses as the Board or Compensation Committee shall from time to time determine.

                              Expense Allowances

           1.04 In addition to his base salary and bonuses, Executive shall be provided an automobile allowance of $1,250 per month. The Company shall also reimburse Executive for all ordinary and necessary business expenses incurred on behalf of the Company in the course of Executive's duties. Such ordinary and necessary business expenses shall include, without limitation, all reasonable expenses incurred in connection with equipping an office in Executive's home.

                       Stock Options and Other Benefits

           1.05 Executive shall be entitled to participate in all stock option and other incentive compensation plans of the Company. Awards to Executive pursuant to such stock option and incentive compensation plans shall be in such amounts as the Board, or the Stock Option Committee or Compensation Committee thereof, shall determine in its sole discretion. Executive shall also be entitled to participate in all other programs and benefits provided by the Company to the same extent as other executive officers of the Company.

      2. Amendment of Article II. Article II of the Agreement is hereby amended by deleting the parenthetical phrase immediately following clause
 (c) in Section 2.03 and substituting therefor a new parenthetical phrase reading "(other than (i) the Company, or (ii) an employee benefit plan sponsored by the Company)".


      3. Amendment of Article III. Article III of the Agreement is hereby amended by deleting Section 3.01 in its entirety and substituting therefor a new Section 3.01 which shall read as follows:

                     Window Period; Other than for Cause

           3.01 If the Company terminates Executive's employment other than for Cause or Executive terminates employment during the Window Period, the Company shall pay to Executive in a lump sum in cash within thirty (30) days after the Date of Termination an amount equal to the sum of (i) the then current annual base salary of Executive plus (ii) the highest amount of bonus and other cash compensation received by Executive during any one of the immediately preceding three (3) fiscal years.

      4.   Amendment of Article IV.   Article IV of  the Agreement is  hereby
 deleted in its entirety and a new Article IV substituted therefor which shall read as follows:

                                  ARTICLE IV

                      TERM; POST-TERMINATION CONSULTING

                                     Term

           4.01 The term of this Agreement shall commence on the date hereof and shall continue until immediately following the 2002 Annual Meeting of Shareholders of the Company.

                         Post-Termination Consulting

           4.02 Upon termination of this Agreement immediately following the 2002 Annual Meeting of Shareholders of the Company, the Company shall retain Executive as an independent contractor to perform consulting services for the Company for a period of one
      (1) year. During such period, Executive shall be reasonably available to consult with the Board of Directors and executive officers of the Company for a maximum of 20 hours per month. In consideration of such consulting services, Executive shall receive an annualized base retainer of $89,000, plus $200.00 per hour devoted to such consultation in excess of 20 hours per month. During the term of such consulting services, Executive shall continue to be entitled to receive the reimbursement and benefits provided in Sections 1.04 and 1.05 hereof.

      5. Affirmation of Agreement. Except as expressly provide herein, all terms and conditions of the Agreement shall continue in full force and effect.

      EXECUTED to be effective as of the date first set forth above.

 COMPANY:                                EXECUTIVE:

 Hallmark Financial Services, Inc.
                                         _________________________
                                         Ramon D. Phillips
 By:  ______________________

 Name: _____________________

 Title: ____________________